Exhibit 99.1

News Release

TC PipeLines, LP Prices Offering of Common Units

OMAHA, Nebraska — November 13, 2009 — (Nasdaq: TCLP) — TC PipeLines, LP (the Partnership) today announced that it has priced the public offering of 5,000,000 common units at $38.00 per unit.  The offering, announced on November 12, 2009 is expected to close on November 18, 2009. TC PipeLines, LP has granted a syndicate of underwriters led by Citigroup Global Markets Inc., BofA Merrill Lynch, Morgan Stanley and UBS Investment Bank, who will act as joint book-running managers of the offering, a 30-day option to purchase up to an additional 750,000 common units to cover over-allotments, if any.

The Partnership expects to receive net proceeds of approximately $185.4 million or $213.3 million if the underwriters exercise their option to purchase an additional 750,000 common units from the offering. The net proceeds include a capital contribution from its general partner to maintain its two per cent interest in the Partnership.  In addition, the net proceeds of the offering are expected to be used to reduce debt outstanding under the Partnership’s revolving credit facility and for general Partnership purposes.

The offering is being made under the Partnership’s existing shelf registration statement. With the close of this offering and assuming the underwriters do not exercise their option to purchase additional units, TransCanada Corporation’s ownership of the Partnership will be approximately 38.2 per cent.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the limited partnership interests described herein, nor shall there be any sale of these limited partnership interests in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement.

A copy of the prospectus supplement and prospectus relating to the offering, when available, may be obtained from the following addresses:

Citi	BofA Merrill Lynch
Brooklyn Army Terminal	4 World Financial Centre
140 58th Street, 8th Floor	New York, NY 10080
Brooklyn, NY 11220	Attention: Preliminary Prospectus Department
Toll free: 800-831-9146	Prospectus.Requests@ml.com
batprospectusdept@citi.com

Morgan Stanley	UBS Investment Bank
Attention: Prospectus Department	Attention: Prospectus Department
180 Varick Street, 2nd Floor	299 Park Avenue
New York, NY 10014	New York, NY 10171

TC PipeLines, LP has interests in approximately 3,700 miles of federally regulated U.S. interstate natural gas pipelines, including Great Lakes Gas Transmission Limited Partnership (46.45 per cent ownership), Northern Border Pipeline Company (50 per cent ownership), North Baja Pipeline, LLC (100 per cent ownership) and Tuscarora Gas Transmission Company (100 per cent ownership). Great Lakes is a 2,115-mile pipeline serving markets in Minnesota, Wisconsin, Michigan and eastern Canada. The 1,249-mile Northern Border Pipeline transports natural gas from the Montana-Saskatchewan border to markets in the midwestern United States. North Baja is an 80-mile bi-directional natural gas pipeline that extends from southwestern Arizona to a point on the California/Mexico border and connects with a natural gas pipeline system in Mexico. Tuscarora is a 240-mile pipeline system that transports natural gas from Oregon, where it interconnects TransCanada’s Gas Transmission Northwest System, to markets in Oregon, Northern California, and Northwestern Nevada. TC PipeLines, LP is managed by its general partner, TC PipeLines GP, Inc., an indirect wholly owned subsidiary of TransCanada Corporation. TC PipeLines GP, Inc. also holds common units of TC PipeLines, LP. Common units of TC PipeLines, LP are quoted on the NASDAQ Stock Market and trade under the symbol “TCLP.” For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.

Cautionary Statement Regarding Forward-Looking Information

This news release may include forward-looking statements regarding future events and the future financial performance of TC PipeLines, LP. Words such as “believes,” “expects,” “intends,” “forecasts,”

“projects,” and similar expressions identify forward-looking statements. All forward-looking statements are based on the Partnership’s current beliefs as well as assumptions made by and information currently available to the Partnership. These statements reflect the Partnership’s current views with respect to future events. The Partnership assumes no obligation to update any such forward-looking statements to reflect events or circumstances occurring after the date hereof. Important factors that could cause actual results to materially differ from the Partnership’s current expectations include the risk of a prolonged slowdown in growth or decline in the U.S. economy or the risk of delay in growth recovery in the U.S. economy, regulatory decisions, particularly those of the Federal Energy Regulatory Commission, the ability of Great Lakes and Northern Border to recontract their available capacity on competitive terms, the Partnership’s ability to identify and/or consummate accretive growth opportunities from TransCanada or others, the ability to access capital and credit markets with competitive rates and terms, decisions by the operator of Northern Border, Great Lakes, North Baja and Tuscarora, the failure of a shipper on any one of the Partnership’s pipelines to perform its contractual obligations, supply of natural gas in the Western Canada sedimentary basin and in competing basins, such as the Rocky Mountains, future demand for natural gas, overcapacity in the industry, success of other pipelines competing with Northern Border and Great Lakes by bringing competing U.S. sourced gas to Northern Border’s and Great Lakes’ markets, and other risks inherent in the transportation of natural gas as discussed in the Partnership’s filings with the Securities and Exchange Commission, including the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2008 and the Partnership’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2009.

Media Inquiries: Cecily Dobson/Terry Cunha (403) 920-7859 (800) 608-7859

Unitholder and Analyst Inquiries: Terry Hook (877) 290-2772 Investor_relations@tcpipelineslp.com